FOR IMMEDIATE RELEASE

ISLE OF CAPRI CASINOS, INC. ANNOUNCES FIRST QUARTER FISCAL 2008 RESULTS

SAINT LOUIS, MO (September 6, 2007)—Isle of Capri Casinos, Inc. (NASDAQ: ISLE) today reported financial results for the first fiscal quarter ended July 29, 2007. The Company reported a 1.7% increase in net revenues to $278.5 million for the first quarter compared to net revenues of $274.0 million for the same quarter in fiscal 2007. The Company reported a loss from continuing operations for the quarter of $7.1 million or $0.23 per diluted common share during the first quarter of fiscal 2008 compared to income from continuing operations of $5.3 million or $0.17 per diluted common share for the first quarter of fiscal 2007. Adjusted EBITDA1 from continuing operations for the first quarter of fiscal 2008 decreased 2.6% to $55.6 million compared to Adjusted EBITDA1 from continuing operations of $57.1 million for the comparable quarter in fiscal 2007. The results from operations for the first quarter of fiscal 2008 include $6.1 million of pre-opening expense primarily related to the Company’s recently opened Waterloo and Coventry properties and $2.2 million of loss on early extinguishment of debt. Combined, these items resulted in a $4.9 million after-tax impact on the quarterly results, or $0.16 loss per diluted share. The results from continuing operations for the first quarter of fiscal 2007 include $2.6 million of office relocation costs and $3.2 million of higher new development costs compared to the first quarter of fiscal 2008. Combined, these items resulted in $3.1 million of after-tax impact on the prior year quarterly results or $0.10 loss per diluted common share.

The Company’s Bossier City and Vicksburg properties are reflected as discontinued operations for fiscal 2007 results. Accordingly, the operating results for these properties are not included in the net revenue, income and Adjusted EBITDA1 from continuing operations results discussed above. The sale of the Bossier City and Vicksburg properties closed on July 31, 2006. Accordingly, the net revenues, income and Adjusted EBITDA1 for fiscal 2008 are comparable to the net revenue, income and Adjusted EBITDA1 from continuing operations for fiscal 2007 because the Company had no discontinued operations in fiscal 2008.

“First quarter results were generally in line with our expectations, as we continue to take deliberate, measured steps toward improving our operating results, and begin the process of building a more competitive business model. Our management team, under the direction of new President and Chief Operating Officer Virginia McDowell, is focused on providing the best gaming entertainment experience for our guests and making the changes necessary to improve value for all of our stakeholders,” Bernard Goldstein, chairman of the board and chief executive officer, said.

Highlights:

•
The Company expanded operations during the first fiscal quarter 2008 with the openings of a casino and hotel complex in Waterloo, Iowa, a casino and related entertainment amenities in Coventry, England, a hotel tower in Bettendorf, Iowa and the acquisition of a casino in Caruthersville, Missouri.

•
In Florida, favorable legislative changes helped to improve operating results. Daily win per unit during the last week of August was $223, and the Company’s Pompano property continues to lead the three Broward County racinos with a market share of approximately 54%. Improvements implemented since July 4, 2007 at the Pompano property include the addition of ATMs on premises, increased operating hours, and poker play seven days per week. An IslePlay trial for downloadable credits began in August with a complete roll out expected in October.

•
Margin improvements have been realized at nearly all of the Company’s same store properties as a result of cost controls including reductions in payroll expense, decreased promotional costs, and a decrease in other operational expenses. Excluding international operations and Biloxi which had fewer casinos operating in the market during the comparable prior year period, Adjusted EBITDA[1] margins improved at the Company’s legacy properties over 360 basis points from 25.2% to 28.9%

•
The implementation of a new hotel room revenue management system contributed to an increase of $1.1 million in cash room revenue from the Company’s hotels. In addition, new technology added to the Company’s website in conjunction with the introduction of the yield management system led to a 182% increase in hotel rooms booked via the Internet.

Virginia McDowell, the Company’s president and chief operating officer, said, “We are beginning to see margin improvements at most of our properties as a result of cost controls introduced during the first quarter, and we continue to focus on building our database at the Pompano, Waterloo and Coventry properties. Also, we have developed a plan at Coventry designed to take full advantage of the September 1st changes in the gambling advertising and marketing laws. Although we continue to face seasonality issues at both Pompano and Coventry, we have marketing plans in place designed to leverage both facilities as customer counts increase. In addition, we are confident that the cost containment measures introduced at our properties will continue to improve results, including markets where we face competitive pressure. We also continue to focus on service delivery, and have seen increases in our service scores at many properties.”

“We are proceeding with the implementation of our technology initiatives, including our enterprise data warehouse and revenue management system, and restructuring our loyalty programs. We completed database market research projects at all core properties in the beginning of the second quarter, and will work closely with our properties to identify opportunities to eliminate unprofitable marketing programs, and develop a profitable customer acquisition strategy.”

Ms. McDowell continued “As we begin the process of developing our strategic brand portfolio, we are taking the opportunity to examine our existing expansion plans to make certain that our facilities are competitive in our markets, and create value for our shareholders. In that regard, we are evaluating the next phase of renovations at our Biloxi property.  The competitive landscape has changed significantly in Biloxi since Hurricane Katrina, and we want to develop and implement a master plan for the Company’s Biloxi property which  will help ensure that our product will remain competitive in the market. In addition, we have begun the process of developing a master plan for Pompano Park that will leverage the approximately 100 remaining acres on the site.

“We are also beginning room renovation projects in Black Hawk, Lula and Lake Charles which will feature the design elements and warmer color palette introduced at our hotels in Bettendorf and Waterloo, and which have been extremely well received by our customers.”

Operational Review of the Company’s Continuing Operations for the First Quarter of Fiscal 2008 Compared to the First Quarter of Fiscal 2007

In Mississippi, the Company’s three continuing operations contributed 20.1% of net revenues. Net revenues and Adjusted EBITDA1 at the Biloxi property decreased significantly from abnormally high prior year operating results due to increased competition in the market as competitors have re-opened after closures caused by Hurricane Katrina and the Biloxi property remains negatively impacted by the destruction of the Biloxi/Ocean Springs bridge, which is the primary thoroughfare for travelers from Alabama and Florida to east Biloxi where our Biloxi property is located. Two lanes of the new Biloxi/Ocean Springs bridge are scheduled to open in November 2007 and the complete new bridge with six lanes is scheduled to open in June 2008. The Natchez property continues to experience decreases in both net revenues and Adjusted EBITDA1 primarily resulting from the re-opening of competing casinos along the Gulf Coast. Net revenues and Adjusted EBITDA1 at the Lula property decreased due to increased competition impacting certain of the property’s outlying primary feeder markets and disruption due to renovations of the casino floor.

In Louisiana, Lake Charles contributed 15.4% of net revenues. Lake Charles experienced a decrease in net revenues due to increased competition in the market as competitors have fully re-opened following closures caused by Hurricane Rita and post hurricane normalization of population levels in the property’s feeder markets. Adjusted EBITDA1 increased however, due primarily to decreased marketing expenses and overall cost control efforts.

In Missouri, the Company’s three properties contributed 16.1% of net revenues. Net revenues increased due to the acquisition of the Caruthersville property on June 11, 2007 while revenues at the Company’s other Missouri properties decreased slightly. Adjusted EBITDA1 increased in the first quarter of fiscal 2008 due to the Caruthersville acquisition as well as increases at the Company’s other Missouri properties resulting from decreased marketing expenses and overall cost control efforts.

In Iowa, the Company’s four casinos contributed 19.6% of net revenues. Net revenues and Adjusted EBITDA1 increased primarily due to the opening of the Waterloo property on June 30, 2007. Combined net revenues decreased moderately at the Company’s Quad-City and Marquette properties due primarily to the impact of increased competition. However, combined Adjusted EBITDA1 for these properties decreased only slightly due to cost control efforts.

In Colorado, the Company’s two casino operations contributed 14.1% of net revenues. The Black Hawk properties experienced a decrease in net revenues compared to the prior year period primarily due to a planned reduction in complimentary rooms and food and beverages. Adjusted EBITDA1 increased at both Black Hawk properties due to decreases in marketing expenses and overall cost control efforts.

In Florida, the Pompano property contributed 12.3% of net revenues. Net revenues and Adjusted EBITDA1 increased due to the opening of the slot gaming facility on April 14, 2007.

Net revenues from the Company’s international operations decreased primarily due to decreased revenues at the Our Lucaya property in Freeport, Grand Bahama slightly offset by the opening of the Coventry, England property in July. Adjusted EBITDA1 increased $1.5 million primarily due to $2.2 million of lease termination costs incurred in the first quarter of fiscal 2007 related to the Company’s determination in April 2006 that it would close its Our Lucaya property by June 2007. In April 2007 the Company reached an agreement with government officials and its landlord to continue the Our Lucaya operations. Consequently, in the fourth quarter of fiscal 2007, the Company reversed the $2.2 million lease termination cost. The improved Adjusted EBITDA1 at the Our Lucaya property was offset by a decrease in Adjusted EBITDA1 from our United Kingdom operations, primarily due to an initial operating loss at the Coventry property.

Corporate and other expense includes the Company’s corporate office operations and new development costs. The decrease in corporate and other expense compared to the first quarter of fiscal 2007 was primarily due to a $3.2 million decrease in new development costs primarily resulting from costs incurred in the prior year fiscal quarter related to the pursuit of gaming licenses in Pittsburgh, Pennsylvania and Singapore.

Operating results from the Company’s Vicksburg and Bossier City properties have been classified as discontinued operations for all periods presented and thus are not included in the Operational Review discussed above.

Isle of Capri Casinos, Inc.
Consolidated Statements of Income*
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended
	July 29,	July 30,
	2007	2006
		(Restated)
Revenues:
Casino	$277,234	$277,620
Hotel, pari-mutuel, food, beverage & other	52,485	54,424
Gross revenues	329,719	332,044
Less promotional allowances	51,186	58,076
Net revenues (2)	278,533	273,968

Operating and other expenses:
Properties	212,782	203,348
New development (3)	1,523	4,726
Corporate and other (4)	9,492	10,319
Preopening (5)	6,133	249
Depreciation and amortization	30,557	23,986
Total operating and other expenses	260,487	242,628
Operating income	18,046	31,340

Interest expense, net	(24,720)	(19,487)
Loss on early extinguishment of debt	(2,192)	-

Income (loss) from continuing operations before income taxes and minority interest	(8,866)	11,853
Income tax (provision) benefit (6)	3,678	(5,487)
Minority interest (7)	(1,927)	(1,038)

Income (loss) from continuing operations	(7,115)	5,328
Income from discontinued operations (including
gain on sale of discontinued operations), net of income taxes (8)	-	3,956

Net income (loss)	$(7,115)	$9,284

Earnings (loss) per common share - basic:
Income (loss) from continuing operations	$(0.23)	$0.18
Income from discontinued operations (including gain on sale
of assets), net of income taxes	-	0.13
Net income (loss)	$(0.23)	$0.31

Earnings (loss) per common share - diluted:
Income (loss) from continuing operations	$(0.23)	$0.17
Income from discontinued operations (including gain on sale
of assets), net of income taxes	-	0.13
Net income (loss)	$(0.23)	$0.30

Weighted average basic common shares	30,417	30,422
Weighted average diluted common shares	30,417	31,404

Selected Consolidated Balance Sheet Accounts*
(In Thousands)
	July 29	April 29
	2007	2007
	(Unaudited)	(Audited)

Cash and cash equivalents	$136,856	$188,114
Property and equipment, net	1,437,908	1,338,570
Debt	1,496,946	1,417,979
Stockholders' equity	277,491	281,822

*Excludes properties classified as discontinued operations. Discontinued operations include the Company's
Bossier City, Louisiana and Vicksburg, Mississippi properties which were sold on July 31, 2006.

Isle of Capri Casinos, Inc.
Comparative Financial Highlights by Casino Property
(Unaudited)
(In thousands)

	Three Months Ended
	July 29, 2007			July 30, 2006
				(Restated)
	Net Revenues (2)	Adjusted EBITDA (1)	Adjusted EBITDA (1) Margin %	Net Revenues (2)	Adjusted EBITDA (1)	Adjusted EBITDA (1) Margin %

MISSISSIPPI
BILOXI	$26,752	$6,309	23.6%	$52,855	$22,560	42.7%
NATCHEZ	9,655	3,033	31.4%	11,157	3,275	29.4%
LULA	19,516	5,445	27.9%	21,371	5,730	26.8%
MISSISSIPPI TOTAL	55,923	14,787	26.4%	85,383	31,565	37.0%

LOUISIANA
LAKE CHARLES	43,001	10,549	24.5%	44,667	10,011	22.4%

MISSOURI
KANSAS CITY	19,710	3,722	18.9%	20,710	2,900	14.0%
BOONVILLE	20,666	6,637	32.1%	20,121	5,362	26.6%
CARUTHERSVILLE	4,380	1,118	25.5%	-	-	-
MISSOURI TOTAL	44,756	11,477	25.6%	40,831	8,262	20.2%

IOWA
BETTENDORF	23,447	7,686	32.8%	23,378	6,717	28.7%
DAVENPORT	13,609	3,606	26.5%	16,935	5,125	30.3%
MARQUETTE	9,497	2,687	28.3%	10,201	2,323	22.8%
WATERLOO	8,114	2,839	35.0%	-	-	-
IOWA TOTAL	54,667	16,818	30.8%	50,514	14,165	28.0%

COLORADO
BLACK HAWK/COLORADO
CENTRAL STATION (9)	39,215	13,899	35.4%	39,615	11,106	28.0%

FLORIDA
POMPANO (10)	34,197	(289)	(0.8%)	5,832	(1,229)	(21.1%)

INTERNATIONAL
BLUE CHIP	2,478	24	1.0%	2,179	(209)	(9.6%)
COVENTRY	401	(1,306)	(325.7%)	-	-	-
OUR LUCAYA (11)	3,830	(47)	(1.2%)	4,930	(2,660)	(54.0%)
INTERNATIONAL TOTAL	6,709	(1,329)	(19.8%)	7,109	(2,869)	(40.4%)

CORPORATE & OTHER (10)	65	(10,301)	N/M	17	(13,906)	N/M

TOTAL	$278,533	$55,611	20.0%	$273,968	$57,105	20.8%

Note: Excludes properties classified as discontinued operations.  Discontinued operations include the Company's Bossier City, Louisiana and Vicksburg, Mississippi properties which were sold on July 31, 2006.

N/M: Not Meaningful

Isle of Capri Casinos, Inc.
Reconciliation of Operating Income (Loss) to Adjusted EBITDA by Casino Property
(Unaudited) (In thousands)
Three Months Ended July 29, 2007

	Operating Income (Loss)	Depreciation & Amortization	Preopening (5)	Stock Compensation Expense (4)	Adjusted EBITDA (1)
MISSISSIPPI
BILOXI	$1,507	$4,785	$-	$17	$6,309
NATCHEZ	2,064	960	-	9	3,033
LULA	2,593	2,835	-	17	5,445
MISSISSIPPI TOTAL	6,164	8,580	-	43	14,787

LOUISIANA
LAKE CHARLES	6,671	3,874	-	4	10,549

MISSOURI
KANSAS CITY	2,416	1,294	-	12	3,722
BOONVILLE	5,384	1,228	-	25	6,637
CARUTHERSVILLE	826	292	-	-	1,118
MISSOURI TOTAL	8,626	2,814	-	37	11,477

IOWA
BETTENDORF	5,228	2,484	-	(26)	7,686
DAVENPORT	2,217	1,349	-	40	3,606
MARQUETTE	1,941	817	-	(71)	2,687
WATERLOO	(1,222)	942	3,023	96	2,839
IOWA TOTAL	8,164	5,592	3,023	39	16,818

COLORADO
BLACK HAWK/COLORADO
CENTRAL STATION (9)	9,904	3,971	-	24	13,899

FLORIDA
POMPANO (10)	(4,454)	3,848	307	10	(289)

INTERNATIONAL
BLUE CHIP	(102)	126	-	-	24
COVENTRY (12)	(4,947)	838	2,803	-	(1,306)
OUR LUCAYA (11)	(59)	-	-	12	(47)
INTERNATIONAL TOTAL	(5,108)	964	2,803	12	(1,329)

CORPORATE & OTHER (10)	(11,921)	914	-	706	(10,301)

TOTAL	$18,046	$30,557	$6,133	$875	$55,611

Isle of Capri Casinos, Inc.
Reconciliation of Operating Income (Loss) to Adjusted EBITDA by Casino Property
(Unaudited) (In thousands)
(Restated)
Three Months Ended July 30, 2006

	Operating Income (Loss)	Depreciation & Amortization	Preopening (5)	Stock Compensation Expense (4)	Adjusted EBITDA (1)
MISSISSIPPI
BILOXI	$18,309	$4,202	$-	$49	$22,560
NATCHEZ	2,334	925	-	16	3,275
LULA	3,199	2,477	-	54	5,730
MISSISSIPPI TOTAL	23,842	7,604	-	119	31,565

LOUISIANA
LAKE CHARLES	6,028	3,956	-	27	10,011

MISSOURI
KANSAS CITY	1,013	1,848	-	39	2,900
BOONVILLE	4,043	1,279	-	40	5,362
CARUTHERSVILLE	-	-	-	-	-
MISSOURI TOTAL	5,056	3,127	-	79	8,262

IOWA
BETTENDORF	4,899	1,799	-	19	6,717
DAVENPORT	3,612	1,502	-	11	5,125
MARQUETTE	1,458	812	-	53	2,323
WATERLOO	(47)	-	47	-	-
IOWA TOTAL	9,922	4,113	47	83	14,165

COLORADO
BLACK HAWK/COLORADO
CENTRAL STATION (9)	7,132	3,920	-	54	11,106

FLORIDA
POMPANO (10)	(1,369)	55	75	10	(1,229)

INTERNATIONAL
BLUE CHIP	(318)	109	-	-	(209)
COVENTRY (12)	(592)	465	127	-	-
OUR LUCAYA (11)	(2,762)	79	-	23	(2,660)
INTERNATIONAL TOTAL	(3,672)	653	127	23	(2,869)

CORPORATE & OTHER (10)	(15,599)	558	-	1,135	(13,906)

TOTAL	$31,340	$23,986	$249	$1,530	$57,105

Note: Excludes properties classified as discontinued operations.  Discontinued operations include the Company's Bossier City, Louisiana and Vicksburg, Mississippi properties which were sold on July 31, 2006.

1.
EBITDA is “earnings before interest, income taxes, depreciation and amortization.” Isle of Capri calculates Adjusted EBITDA at its properties by adding depreciation and amortization, pre-opening expense, management fees, other charges and non-cash items to Operating Income (Loss). Adjusted EBITDA is presented solely as a supplemental disclosure because management believes that it is 1) a widely used measure of operating performance in the gaming industry and 2) a principal basis of valuing gaming companies. Management uses property level Adjusted EBITDA as the primary measure of the Company’s operating properties’ performance, including the evaluation of operating personnel. Adjusted EBITDA should not be construed as an alternative to operating income as an indicator of the Company’s operating performance, as an alternative to cash flows from operating activities as a measure of liquidity or as an alternative to any other measure determined in accordance with U.S. generally accepted accounting principles (GAAP). The Company has significant uses of cash flows, including capital expenditures, interest payments, taxes and debt principal repayments, which are not reflected in Adjusted EBITDA. Also, other gaming companies that report Adjusted EBITDA information may calculate Adjusted EBITDA in a different manner than the Company. Adjusted EBITDA Margin is calculated by dividing Adjusted EBITDA by net revenues. Fiscal 2007 results reflect the Company’s Bossier City and Vicksburg properties as discontinued operations. Reconciliations of operating income to Adjusted EBITDA and operating income as a percentage of net revenues are included in the financial schedules accompanying this release. A reconciliation of Adjusted EBITDA with the Company’s net income is shown below (in thousands).

	Three Months Ended
	July 29	July 30
	2007	2006
		(Restated)

Adjusted EBITDA	$55,611	$57,105
(Add)/deduct:
Depreciation and amortization	30,557	23,986
Stock compensation expense	875	1,530
Preopening (5)	6,133	249
Interest expense, net	24,720	19,487
Loss on early extinguishment of debt	2,192	-
Income tax provision (benefit) (6)	(3,678)	5,487
Minority interest (7)	1,927	1,038
Income from discontinued operations,
net of income taxes (8)	-	(3,956)
Net income (loss)	$(7,115)	$9,284

2.	Net revenues are presented net of complimentaries, slot points expense and cash coupon redemptions. Fiscal 2007 results reflect the Bossier City and Vicksburg properties as discontinued operations.

3.
New development expenses include incremental costs incurred pursuing new opportunities within the industry. Such costs include legal and other professional fees, application fees and personnel and travel costs. These expenses are detailed in the table below.

	Three Months Ended
	July 29	July 30
	2007	2006
		(Restated)
Domestic[a]	$1,284	$4,174
International[b]	239	552
	$1,523	$4,726

[a] Relates primarily to the Company's development efforts in West Harrison County, Mississippi in the current and prior year and Pittsburgh, Pennsylvania in the prior year. The Company was notified in December 2006 that it was not awarded the license in Pittsburgh.

[b] Fiscal 2007 includes development expenses related to the Company's development agreement with Eighth Wonder related to Singapore. The Company was notified in December 2006 that it was not awarded this license.

4.
Included in Corporate expenses for the three months ended July 29, 2007 and July 30, 2006 was $0.7 million and $1.1 million, respectively, of compensation cost related to stock options recognized. Also included in Corporate expenses for the three months ended July 30, 2006 was $2.6 million related to the relocation of the Company’s corporate headquarters to Saint Louis, Missouri. Corporate expenses for the three months ended July 29, 2007 included increased professional fees compared to the prior year first quarter.

5.
Pre-opening expenses for the three months ended July 29, 2007 and July 30, 2006 are related to our development at Pompano Beach, Florida, opening of the hotel and casino in Waterloo, Iowa, and the opening of our new casino development in Coventry, England.

6.
The Company’s effective tax rate from continuing operations for the three months ended July 29, 2007 was a benefit of 41.48% compared to an expense of 46.29% for the three months ended July 30, 2006, which, in each case, includes an unrelated party’s portion of the Colorado Central Station-Black Hawk’s income taxes. The Company’s effective tax rate from combining continuing and discontinued operations for the quarter ended July 29, 2007 was a benefit of 41.48%, as there were no discontinued operations for the quarter ended July 29, 2007, compared to an expense of 45.16% for the quarter ended July 30, 2006. The primary drivers for the difference between the Company's effective tax rate and the statutory tax rates were permanent differences from non-deductible expenses, employment tax credits, change in state valuation allowances, certain international operations, taxes related to minority interests, and qualified stock option expenses that are not deductible.

7.	Minority interest represents unrelated third parties’ interest in Isle of Capri at Black Hawk’s income before income taxes and Colorado Central Station’s net income.

8.
On July 31, 2006, the first day of the second quarter of fiscal 2007, the Company completed the sale of the Bossier City and Vicksburg properties to Legends Gaming, LLC. The operating results from these properties for the periods prior to the completion of the sale transaction are reflected as income from discontinued operations, net of income taxes.

9.
As management fees are eliminated in consolidation, Adjusted EBITDA[1] for the combined Black Hawk/Colorado Central Station property does not include management fees. The following table shows management fees and Adjusted EBITDA[1] inclusive of management fees for the three months ended July 29, 2007 and July 30, 2006:

	Three Months Ended
	July 29, 2007	July 30, 2006
Management Fees
Black Hawk/Colorado
Central Station	$1,828	$1,719

Adjusted EBITDA with Management Fees
Black Hawk/Colorado
Central Station	$12,071	$9,387

10.
In the prior year, the Company reported the results of Pompano in Corporate and Other. On April 14, 2007, the Company opened a slot gaming facility at Pompano Beach, Florida and consequently, has removed the results of Pompano from Corporate and Other and is now presenting these results separately as Florida operations.

11.
In April 2006 the Company determined it would close its property in Freeport, Grand Bahama by June 2007. In the first quarter of fiscal 2007, the Company recognized $2.2 million in lease termination costs. In April 2007 the Company reached an agreement with government officials and its landlord to continue the operations at the Our Lucaya property. Consequently, in the fourth quarter of fiscal 2007, the Company reversed the $2.2 million lease termination cost.

12.
Depreciation and amortization for Coventry includes expense related to the RicohTM Arena Convention Center which under Emerging Issues Task Force 97-10 the Company has been determined to be the owner of for accounting purposes only, even though the Company does not own or control the assets. The related depreciation expense is approximately $0.5 million per fiscal quarter.

Isle of Capri Casinos, Inc., founded in 1992, is dedicated to providing its customers with an exceptional gaming and entertainment experience at each of its 18 casino properties. The Company owns and operates casinos in Biloxi, Lula and Natchez, Mississippi; Lake Charles, Louisiana; Bettendorf, Davenport, Marquette and Waterloo, Iowa; Boonville, Caruthersville and Kansas City, Missouri and a casino and harness track in Pompano Beach, Florida. The Company also operates and has a 57 percent ownership interest in two casinos in Black Hawk, Colorado. Isle of Capri Casinos’ international gaming interests include a casino that it operates in Freeport, Grand Bahama, a casino in Coventry, England, and a two-thirds ownership interest in casinos in Dudley and Wolverhampton, England.

There are four Isle of Capri Casinos brands including “the isle,” Isle of Capri, Colorado Central Station and Rhythm City, providing over 16,000 slot machines, 550 table games and 3,000 hotel rooms for our guests’ enjoyment.

This press release may be deemed to contain forward-looking statements, which are subject to change. These forward-looking statements may be significantly impacted, either positively or negatively by various factors, including without limitation, licensing, and other regulatory approvals, financing sources, development and construction activities, costs and delays, weather, permits, competition and business conditions in the gaming industry. The forward-looking statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from those expressed in or implied by the statements herein.

CONTACTS:

Isle of Capri Casinos, Inc.
Allan B. Solomon, Executive Vice President-561.995-6660
Donn Mitchell, Chief Financial Officer-314.813.9319
Jill Haynes, Senior Director of Corporate Communication-314.813.9368

NOTE: Other Isle of Capri Casinos, Inc. press releases and a corporate profile are available at http://www.prnewswire.com. Isle of Capri Casinos, Inc.'s home page is http://www.islecorp.com

This press release contains forward-looking statements, which are subject to change. Forward-looking statements generally can be identified by the use of forward-looking terminology such as "may", "will", "expect", "intend", "estimate", "anticipate", "believe" or "continue" or the negative thereof or variations thereon or similar terminology. These forward-looking statements may be significantly impacted, either positively or negatively by various factors, including without limitation, licensing and other regulatory approvals, financing sources, development and construction activities, costs and delays, permits, weather, competition and business conditions in the gaming industry. The forward-looking statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from those expressed in or implied by the statements herein.

Additional information concerning potential factors that could affect the Company’s financial condition, results of operations and expansion projects is included in the filings of the Company with the Securities and Exchange Commission including, but not limited to, its Annual Report on Form 10-K for the fiscal year ended April 29, 2007.